As filed with the Securities and Exchange Commission on March 14, 2012

Registration No. 333-156478

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
__________

WESBANCO, INC.
(Exact name of registrant as specified in its charter)

West Virginia	55-0571723
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Bank Plaza
Wheeling, West Virginia 26003
(304) 234-9000
(Address, including zip code, and telephone number, including area code, of principal executive offices)

Paul M. Limbert
President and Chief Executive Officer
WesBanco, Inc.
One Bank Plaza
Wheeling, West Virginia 26003
(304) 234-9000
(Name, address, including zip code, and telephone number, including area code,  of agent for service)

With Copies To:

James C. Gardill, Esquire Phillips, Gardill, Kaiser & Altmeyer, PLLC 61 Fourteenth Street Wheeling, WV 26003 (304) 232-6810	Kristen L. Stewart, Esquire Paul C. Cancilla, Esquire K&L Gates LLP K&L Gates Center 210 Sixth Avenue Pittsburgh, PA 15222 (412) 355-6500

Approximate date of commencement of proposed sale to the public:  Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

The sole purpose of this amendment is to remove from registration shares of the Registrant’s Common Stock, par value $2.0833 per share (“Common Stock”), shares of the Registrant’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value per share (“Preferred Stock”), a warrant to purchase Common Stock (the “Warrant”), and shares of Common Stock issuable upon exercise of the Warrant, in each case remaining unsold at the termination of an offering.

This Post-Effective Amendment No. 1 amends the Registration Statement on Form S-3 (File No. 333-156478), originally filed with the Securities and Exchange Commission by the Registrant on December 29, 2008 (the “Registration Statement”).  The Registrant filed the Registration Statement to register the potential offering and sale of shares of Common Stock by the Registrant and the potential resale of shares of Preferred Stock, the Warrant and shares of Common Stock issuable upon exercise of the Warrant by selling securityholders.

The Registrant issued shares of Preferred Stock and the Warrant to the United States Department of the Treasury (“Treasury”) in December 2008 pursuant to the Capital Purchase Program established by Treasury under the Troubled Asset Purchase Program.

In September 2009, the Registrant repurchased from Treasury all shares of Preferred Stock held by Treasury.  In December 2009, the Registrant repurchased the Warrant from Treasury, no portion of which had been previously exercised.  As a result, as of the filing date of this Post-Effective Amendment No. 1, all of the securities issued to the Treasury have been repurchased by the Registrant.

The offering of Common Stock by the Registrant contemplated by the Registration Statement has been terminated.

Pursuant to the undertaking in Item 17 of the Registration Statement required by Item 512(a)(3) of Regulation S-K, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to remove from registration the securities that remain unsold upon the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement (File No. 333-156478) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wheeling, State of West Virginia, on this 14th day of March, 2012.

WESBANCO, INC.

By:	/s/ Paul M. Limbert
Paul M. Limbert
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date(s) indicated:

	Signature	Capacity	Date

	/s/ Paul M. Limbert	President, Chief Executive Officer and	March 14, 2012
	Paul M. Limbert	Director (Principal Executive Officer)

	/s/ Robert H. Young	Executive Vice President and Chief	March 14, 2012
	Robert H. Young	Financial Officer (Principal Financial and
Accounting Officer)

	*	Director
Ray A. Byrd

	*	Director
Christopher V. Criss

	*	Director
Abigail M. Feinknopf

	*	Director
John W. Fisher, II

	*	Director
Ernest S. Fragale

	*	Director
James C. Gardill

	*	Director
Vaughn L. Kiger

	*	Director
D. Bruce Knox

	*	Director
Jay T. McCamic

	*	Director
F. Eric Nelson, Jr.

	*	Director
Henry L. Schulhoff

	*	Director
Joan C. Stamp

	*	Director
Neil S. Strawser

	*	Director
Reed J. Tanner

*By:	/s/ Robert H. Young	Attorney-in-Fact	March 14, 2012
Robert H. Young